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LMI AEROSPACE, INC. NAMES CEO DAN KORTE
TO BOARD OF DIRECTORS
Appointment Confirmed At August 5 Board Meeting
ST. LOUIS, August 11, 2014 -- LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced that President and Chief Executive Officer Dan Korte was appointed to the company’s board of directors.
"Dan is an outstanding leader and strategic thinker," said John Eulich, Lead Director of LMI Aerospace. "We look forward to working with him on the board as we continue to grow with our customers while building value for our shareholders."
Korte, 53, assumed the positions of President and Chief Executive Officer of LMI on March 18, 2014. Prior to joining LMI, he was president of Defense Aerospace at Rolls-Royce. He started his 28-year aerospace career as an engineer at McDonnell Douglas Corporation in St. Louis.
“I am delighted to have the opportunity to serve with the distinguished members of our board,” Korte said. “I’m eager to work more closely with our board members as we seek to complete our refined strategy and operations plan and move closer to achieving our long-range strategic goals.”

Korte’s appointment to the board was confirmed at its meeting on August 5.

About LMI:
LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets. Through its Aerostructures segment, the company primarily fabricates machines, finishes, integrates, assembles and kits machined and formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.